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                                                                    Exhibit 99.1

NEWS RELEASE

November 6, 2001              Contact: Scott R. Royster, Chief Financial Officer
FOR IMMEDIATE RELEASE                  (301) 429-2642
Washington, DC

                                 RADIO ONE, INC.
              REPORTS RECORD RESULTS FOR ITS THIRD QUARTER OF 2001

                      Same Station Net Revenue Increases 7%
                  Same Station Broadcast Cash Flow Increases 7%
                     After-Tax Cash Flow of $0.13 per share

                       Company Achieves Highest Quarterly
                         Revenue and BCF in its History

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported record
--------------
results for the quarter ended September 30, 2001. Net broadcast revenue was $66.2 million, up 54% from the same period in 2000. Broadcast cash flow was $34.4 million, an increase of 54% from the same period in 2000. For the quarter, the Company achieved a BCF margin of 52.0%, flat from last year's level. After-tax cash flow was $12.2 million or $0.13 cents per share. On a same station basis the Company's net broadcast revenue and broadcast cash flow each increased 7% from last year.

Alfred C. Liggins, III, the Company's CEO and President stated, "Despite the tragedies of September 11 and the ongoing national crisis, we actually managed to post surprisingly strong results for the quarter. This was due partly to what were fairly strong results in the months of July and August, only partially offset by a weak September. However, even with the events of September 11, we were relatively immune to a major direct hit to our business because of our not having a station presence in New York, owning relatively few news stations (and no sports stations) and having a diverse geographic presence. We certainly realized numerous cancellations after September 11, in line with the rest of the radio industry, but we have been able to manage through those problems without any material disruptions. The similar rate of growth for revenue and BCF on a same station basis is not in keeping with our operating philosophy but was due to maintaining our cost structure in the second half of September, despite the declines in revenue, as well as investments in programming and marketing in several markets which continue to pay off in the form of higher ratings at many of our radio stations. Our hearts and prayers continue to go out to all Americans who are suffering from these attacks on our nation. We are proud of our listeners, radio stations, employees and other friends who have come to the support of those in need over the past seven weeks. We will continue to work in our communities to help rebuild the spirit of America."

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PAGE 2  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

For the year-to-date period ending September 30, 2001, net broadcast revenue was $176.4 million, up 81% from the same period in 2000. Broadcast cash flow was $90.4 million, an increase of 87% from the same period in 2000 while the broadcast cash flow margin improved to 51.3% from 49.5%. After-tax cash flow was $28.3 million or $0.32 cents per share.

RESULTS OF OPERATIONS
---------------------

              Comparison of periods ended September 30, 2001 to the
                  periods ended September 30, 2000 (all periods
                 are unaudited - all numbers in 000s except per
                                  share data).


                                           Three           Three months         Nine months        Nine months
                                        months ended          ended                ended              ended
                                         September           September           September          September
                                          30, 2001           30, 2000            30, 2001            30, 2000
                                        -------------     ---------------      --------------      -------------

STATEMENT OF OPERATIONS DATA:
    REVENUE:

       Broadcast revenue                    $ 75,033           $  48,914           $ 200,236          $ 111,269
       Less: Agency commissions                8,827               6,028              23,820             13,588
                                         -----------      --------------       -------------        -----------
             Net broadcast revenue            66,206              42,886             176,416             97,681
                                         -----------      --------------       -------------        -----------

    OPERATING EXPENSES:
       Programming and technical              10,531               6,404              28,538             15,341
       Selling, G&A                           21,238              14,167              57,444             33,958
       Corporate expenses                      2,353               1,825               5,876              4,225
       Stock-based compensation                  238                   -                 713                  -
       Depreciation & amortization            31,662              17,726              94,037             30,397
                                         -----------      --------------       -------------        -----------
             Total operating expenses         66,022              40,122             186,608             83,921
                                         -----------      --------------       -------------        -----------

             Operating income (loss)             184               2,764            (10,192)             13,760

    INTEREST EXPENSE                          15,993               8,970              46,411             16,217

    (LOSS) GAIN ON SALE OF INVESTMENT            (44)                  -               4,228                  -

    OTHER INCOME, net                            630               9,735                 630             19,442
                                         -----------      --------------       -------------        -----------
             (Loss) income before
             (benefit) provision for
             income taxes                    (15,223)              3,529             (51,745)            16,985

    (BENEFIT) PROVISION FOR INCOME
    TAXES                                     (5,134)              7,550             (17,076)            13,368
                                         -----------      --------------       -------------        -----------
             (Loss) income before
               extraordinary item            (10,089)             (4,021)            (34,669)             3,617
                                         -----------      --------------       -------------        -----------

    EXTRAORDINARY LOSS ON DEBT
    RETIREMENT, net of tax                         -                   -               5,207                  -
                                         -----------      --------------       -------------        -----------

             Net (loss) income              $(10,089)          $  (4,021)          $ (39,876)         $   3,617
                                         ===========      ==============       =============        ===========

             Net loss applicable to
             common stockholders            $(15,124)          $  (8,219)          $ (54,981)         $    (581)
                                         ===========      ==============       =============        ===========

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PAGE 3 -- RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS




                                           Three months         Three months         Nine months         Nine months
                                              ended                ended                ended               ended
                                          September 30,         September 30,        September 30,       September 30,
                                               2001                 2000                  2001               2000
                                          ---------------      ---------------      ---------------    ----------------

BASIC PER SHARE DATA (d):
    Net (loss) income per share before
    extraordinary loss applicable to common    $  (0.16)            $  (0.10)            $  (0.56)        $   (0.01)
    shareholders
    Net (loss) income per share
    applicable to common shareholders             (0.16)               (0.10)               (0.62)            (0.01)
    After-tax cash flow per share                  0.13                 0.20                 0.32              0.44

DILUTED PER SHARE DATA (e):
    Net (loss) income per share                $  (0.11)            $  (0.05)            $  (0.45)        $    0.04

    Preferred dividends per share                  0.05                 0.05                 0.17              0.05

    Net (loss) income per share applicable to
    common shareholders                        $  (0.16)            $  (0.10)            $  (0.62)        $   (0.01)

    After-tax cash flow per share                  0.13                 0.20                 0.32              0.44

OTHER DATA:
    Broadcast cash flow (a)                    $ 34,437             $ 22,315             $ 90,434         $  48,382

    Broadcast cash flow margin (a)                 52.0%                52.0%                51.3%             49.5%
    EBITDA (b)                                 $ 32,084             $ 20,490             $ 84,558         $  44,157

    EBITDA margin (b)                              48.5%                47.8%                47.9%             45.2%
    After-tax cash flow (c)                    $ 12,210             $ 17,057             $ 28,288         $  36,784

    Capital expenditures                          1,970                  919                4,810             2,316

SAME STATION RESULTS:
    Net revenue                                $ 43,027               40,230             $100,266         $  95,000

    Broadcast cash flow                          21,949               20,520               50,747            46,561
    Broadcast cash flow margin                     51.0%                51.0%                50.6%             49.0%

    Weighted average shares outstanding -        91,687               85,494               88,936            83,862
    basic (d)
    Weighted average shares outstanding -        91,687               85,684               88,936            84,061
    diluted (e)




                                                       September 30,       December 31,
                                                           2001              2000
                                                       (unaudited)         (audited)
                                                      --------------     ---------------

SELECTED BALANCE SHEET DATA:
    Cash and cash equivalents                             $  18,978           $  20,879
    Current assets                                           87,403              78,982
    Total assets                                          1,910,742           1,765,218
    Senior debt                                             480,049             562,588
    Subordinated debt                                       300,000              84,368
    Preferred stock (liquidation value)                     310,000             310,000
    Total shareholders' equity                            1,074,317           1,057,069

AFTER-TAX CASH FLOW (c):                                  Q3 - 2001           Q3 - 2000
                                                      -------------      --------------
    Pre-tax (loss) income                                 $ (15,223)          $   3,529
    Plus: Depreciation, amortization and non-cash
    compensation                                             31,662              17,726

    Plus: Loss on sale of investment                             44                   -
    Plus: Tax benefit (liability)                                 -                   -
    Plus: Non-cash interest and stock-based
    compensation                                                762                   -
    Less: Preferred Dividends                                 5,035               4,198
                                                      -------------      --------------
    TOTAL                                                 $  12,210           $  17,057
                                                      =============      ==============



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PAGE 4  -- RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


Net broadcast revenue increased to approximately $66.2 million for the quarter ended September 30, 2001 from approximately $42.9 million for the quarter ended September 30, 2000 or 54%. Net broadcast revenue increased to approximately $176.4 million for the nine months ended September 30, 2001 from approximately $97.7 million for the nine months ended September 30, 2000 or 81%. These increases in net broadcast revenue were the result of continuing broadcast revenue growth in many of the Company's markets in which it has operated for at least one year, as the Company benefited from historical ratings increases at certain of its radio stations. Additional revenue gains were derived from the Company's August 2000 acquisition of radio stations from Clear Channel Communications and AMFM and the August 2001 acquisition of Blue Chip Broadcasting.

Operating expenses excluding depreciation, amortization and stock-based compensation increased to approximately $34.1 million for the quarter ended September 30, 2001 from approximately $22.4 million for the quarter ended September 30, 2000 or 52%. Operating expenses excluding depreciation, amortization and stock-based compensation increased to approximately $91.9 million for the nine months ended September 30, 2001 from approximately $53.5 million for the nine months ended September 30, 2000 or 72%. These increases in expenses were related to the Company's expansion within the markets in which it operates including increased variable costs associated with increased revenue, as well as start-up and expansion expenses in its newer markets.

Interest expense increased to approximately $16.0 million for the quarter ended September 30, 2001 from approximately $9.0 million for the quarter ended September 30, 2000 or 78%. Interest expense increased to approximately $46.4 million for the nine months ended September 30, 2001 from approximately $16.2 million for the nine months ended September 30, 2000 or 186%. These increases related primarily to borrowings associated with the acquisition of radio stations from Clear Channel and AMFM and the acquisition of Blue Chip Broadcasting.

Other income decreased to approximately $0.6 million for the quarter ended September 30, 2001 compared to approximately $9.7 million for the quarter ended September 30, 2000 or 94%. Other income decreased to $0.6 million for the nine months ended September 30, 2001 from approximately $19.4 million for the nine months ended September 30, 2000 or 97%. These decreases were due to the Company having normalized cash balance levels during the first nine months of 2001 as compared to high cash and investment balances resulting from its follow-on equity offerings in November 1999, March 2000 and July 2000, completed in anticipation of the acquisition of radio stations from Clear Channel and AMFM which was consummated in late August 2000.

(Loss) income before (benefit) provision for income taxes was approximately $(15.2) million for the quarter ended September 30, 2001 compared to approximately $3.5 million for the quarter ended September 30, 2000. (Loss) income before (benefit) provision for income taxes was

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PAGE 5  -- RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


approximately $(51.7) million for the nine months ended September 30, 2001 compared to approximately $17.0 million for the nine months ended September 30, 2000. These changes were due to lower operating income due to higher non-cash charges and higher interest expense due to higher levels of debt outstanding as outlined above.

Net loss increased to approximately $10.1 million for the quarter ended September 30, 2001 compared to approximately $4.0 million for the quarter ended September 30, 2000 or 153%. Net (loss) income was approximately $(39.9) million for the nine months ended September 30, 2001 compared to approximately $3.6 million for the nine months ended September 30, 2000. These changes were due to the loss before benefit for income taxes versus income before provision for income taxes in the previous year's periods as well as an extraordinary charge, for the nine month period of 2001, in conjunction with the Company's refinancing of its 12% senior subordinated notes with a new offering of 8-7/8% senior subordinated notes in May 2001, partially offset by a tax benefit for both the quarter and the nine month period, compared to tax provisions during the previous year's periods.

Broadcast cash flow increased to approximately $34.4 million for the quarter ended September 30, 2001 from approximately $22.3 million for the quarter ended September 30, 2000 or 54%. Broadcast cash flow increased to approximately $90.4 million for the nine months ended September 30, 2001 from approximately $48.4 million for the nine months ended September 30, 2000 or 87%. These increases were attributable to the increases in broadcast revenue partially offset by higher operating expenses as described above.

Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding non-cash compensation expense, increased to approximately $32.1 million for the quarter ended September 30, 2001 from approximately $20.5 million for the quarter ended September 30, 2000 or 57%. Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding non-cash compensation expense, increased to approximately $84.6 million for the nine months ended September 30, 2001 from approximately $44.2 million for the nine months ended September 30, 2000 or 91%. These increases were attributable to the increase in broadcast revenue partially offset by higher operating expenses and higher corporate expenses associated with the Company's overall growth.

Other Recent Events:

On August 1, 2001 the Company completed the acquisition of radio stations from Sinclair Telecable, Inc. and Commonwealth Broadcasting, LLC for approximately $34.0 million in cash.

On August 10, 2001 the Company completed the acquisition of Blue Chip Broadcasting for approximately $190.0 million in cash and shares of its class D common stock.

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PAGE 6  -- RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


On August 31, 2001, the Company commenced providing programming to WAMJ-FM, a new station licensed to Mableton, Georgia, which serves the Atlanta market, for a monthly LMA fee of $30,000.

Radio One will be holding a conference call to discuss its results for the fiscal third quarter of 2001. This conference call is scheduled for Tuesday, November 6, 2001 at 10:00 a.m. Eastern Time. Interested parties should call 612-332-1020 or 612-288-0340 five minutes prior to the scheduled time of the call and ask for the "Radio One 2001 Third Quarter Results Teleconference". The conference call will be recorded and made available for replay from 1:30 p.m. the day of the call until midnight of the day following the call. Interested parties may listen to the recording by calling (320) 365-3844 and entering passcode 605247.

Radio One is the nation's seventh largest radio broadcasting company (based on 2000 pro forma revenue) and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States and programs five channels on the XM Satellite Radio system.

Notes:

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company's or radio station's operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a) "Broadcast cash flow" is defined as broadcast operating income plus corporate expenses (including non-cash compensation) and depreciation and amortization of both tangible and intangible assets.

(b) "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and non-cash compensation.

(c) "After-tax cash flow" is defined as income before income taxes and extraordinary items plus depreciation, amortization, non-cash compensation, non-cash interest expense and non-cash loss/(gain) on investments, less the current income tax liability/(benefit) and preferred stock dividends.

(d) As of September 30, 2001 the Company had 91,687,000 shares of Common Stock outstanding on a weighted average basis for the quarter.

(e) As of September 30, 2001 the Company had 91,687,000 shares of Common Stock outstanding on a weighted average basis for the quarter, diluted for outstanding stock options. After-tax cash flow per share data was calculated using the basic and diluted weighted average shares outstanding, however, the per share amounts were the same because there was no difference between the two weighted average share amounts.

The Company has presented broadcast cash flow, operating cash flow and after-tax cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow, operating cash flow and after-tax cash flow do not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, are not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

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